Exhibit 8(a)

November 22, 2011

WF Deferred Compensation Holdings, Inc.

Wells Fargo & Company

420 Montgomery Street

San Francisco, CA 94163

To Whom it May Concern:

I hereby confirm that the discussion under the caption “U.S. Federal Income Tax Consequences” in the Prospectus dated November 23, 2011 for WF Deferred Compensation Holdings, Inc.’s Nonqualified Deferred Compensation Plan for Independent Contractors is a fair and accurate summary of the matters addressed therein, based upon current law and the facts and assumptions stated or referred to therein. There can be no assurance, however, that contrary positions may not be taken by the Internal Revenue Service with respect to such matters.

I hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ William K. Wilcox

William K. Wilcox

Tax Attorney

Wells Fargo & Company

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY FEDERAL TAX ADVICE CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE; (B) THE ADVICE IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION(S) OR THE MATTER(S) ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR, BASED ON THE TAXPAYER’S PARTICULAR FACTS AND CIRCUMSTANCES.